AMENDMENT TO SUBADVISORY AGREEMENT
A I M CAPITAL MANAGEMENT, INC.
     AMENDMENT made as of this 17th day of October, 2005 to the Subadvisory Agreement dated January 28, 1999 (the “Agreement”), as amended, between John Hancock Investment Management Services, LLC, (formerly, Manufacturer’s Securities Services, LLC) a Delaware limited liability company (the “Adviser”), and A I M Capital Management, Inc., (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended:
     a. to add the compensation of the Small Company Growth Trust
2. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat Trust portfolio holdings as confidential information and employ safeguards to maintain the confidentiality of such information as the Subadviser uses to safeguard the confidentiality of its own confidential information.
3. CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS
     As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:
1.	other subadvisers to a Portfolio

2.	other subadvisers to a Trust portfolio

3.	other subadvisers to a portfolio under common control with the Portfolio
4. EFFECTIVE DATE
     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC

By:	John Hancock Life Insurance Company (U.S.A.), Managing Member

By:	/s/Joseph M. Scott Joseph M. Scott
Vice President & Chief Administrative Officer

A I M CAPITAL MANAGEMENT, INC.

By:	/s/Benjamin A. Hock

Benjamin A. Hock
Managing Director

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate stated as a percentage of current net assets as follows (the “Subadviser Fee”):

Portfolio	First $250 million	Excess Over $250 million*
Small Company Growth Trust

*	The Subadviser Fee for the Small Company Growth Trust will be .550% on all net assets when the aggregate net assets of the Small Company Growth Trust and the portion of the following other portfolios managed by the Subadviser (in each case only for the period during which the Subadviser also serves as the subadviser for such portion of the other portfolio) exceed $1 billion: the All Cap Growth Trust and Mid Cap Core Trust, each a series of the Trust, and the Small Company Growth Fund, All Cap Growth Fund and Mid Cap Core Fund, each a series of John Hancock Funds II.

		Between	Between	Between
		$10 million	$50 million	$200 million
	First	and	and	and	Excess Over
Portfolio	$10 million	$50 million	$200 million	$500 million	$500 million
Mid Cap Core Trust

		Between	Between
		$50 million	$200 million
	First	and	and	Excess Over
Portfolio	$50 million	$200 million	$500 million	$500 million
All Cap Growth Trust
     For purposes of determining net assets or aggregate net assets, the net assets of each portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.
     The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual fee rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-1

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or the portfolios to be included for purposes of determining aggregate net assets changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-2